 Exhibit 10.2

 FIRST AMENDMENT TO
 SHARE EXCHANGE AGREEMENT

This First Amendment to the Share Exchange Agreement (the “FIRST AMENDMENT) is dated as of the 21th day of August, 2007, and is by and amongst TORBAY HOLDINGS, INC., a Delaware corporation (hereinafter referred to as the “Corporation” or “Torbay”), and CARMINE CASTELLANO, an individual, and ALFRED SETTINO, an individual, (collectively, the “Company Shareholders”) and amends the Share Exchange Agreement dated August 20, 2007 among the same parties.

In order to clarify the terms and date of close under the Share Exchange Agreement dated August 20, 2007 among the parties, the following amendments are made to that Share Exchange Agreement:

1. Recitals A is amended and replaced in its entirety with:

Torbay has offered to issue 45,000,000 shares of Torbay common stock, $.0001 par value (the “Common Stock”), 2,500,000 shares of Torbay super-voting preferred stock, carrying sixty votes per share (the “Preferred Stock” and collectively with the Common Stock, the “Exchanged Corporation Stock”), and $100 cash to the Company Shareholders in exchange for their contribution to Torbay of all of the issued and outstanding capital stock of ICC Italy S.r.l. (the “ICC-Italy Shares”).

2. Section 1.1 is amended and replaced in its entirely with:

1.1  Contribution.

Subject to the terms and conditions hereinafter set forth:

(c)  The Company Shareholders agree to contribute, transfer, assign and convey all of the ICC-Italy Shares to Torbay, together with all other rights, claims and interests it may have with respect to ICC-Italy or its respective assets, and all claims it may have against its officers and directors, including, but not limited to, all rights to unpaid dividends and all claims and causes of action arising from or in connection with the ownership of ICC-Italy Shares or its issuance, excluding any right, claim or interest of same arising under this Agreement or in connection with the transaction contemplated by this Agreement. The Company Shareholders shall deliver to Torbay no later than September 15, 2007, all of the stock certificates representing all of the ICC-Italy Shares, together with a stock power therefore, duly executed in favor of Torbay and any unissued or treasury shares of common stock, at which point Torbay will pay $100 by Torbay company check to the Company Stockholders, and

(d)  If all milestones under 1.2 are met, Torbay shall issue the Common Stock to the Company Shareholders. If all milestones under 1.3 are met, Torbay shall issue the Preferred Stock to the Company Shareholders.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to the Share Exchange Agreement to be executed as of the first date and year set forth above.

TORBAY HOLDINGS, INC.

/s/ Richard Lauer
By: Rich Lauer, President

/s/ Carmine Castellano
Carmine Castellano, an individual

/s/ Alfred Settino
Alfred Settino, an individual